Exhibit 99.1

Power Solutions International Appoints Zhaoying (Dorothy) Du as General Counsel and Corporate Secretary

WOOD DALE, Ill., September 18, 2025, Power Solutions International, Inc. (the “Company”) today announced that on September 15, 2025, the Board of Directors of the Company appointed Zhaoying (Dorothy) Du as its General Counsel and Corporate Secretary, effective September 8, 2025.

Ms. Du has 20 years of experience providing strategic legal counsel to U.S. and multinational companies. She has led initiatives to address complex commercial and regulatory matters, helping businesses manage risks, drive innovation, and implement pragmatic legal solutions that support business success.

From March 2025 to September 2025, Ms. Du led Lenovo’s global supply chain legal team, advising on procurement, trade compliance, regulatory risks, and contract negotiations across global operations. From 2016 to March 2025, Ms. Du served as Director and Global Head of Legal at Motorola Mobility, a Lenovo company, where she oversaw matters including AI, R&D, intellectual property, compliance, data privacy, corporate governance, litigation, and other legal functions. From 2013 to 2016, she was General Counsel of the China operations and Senior Counsel for compliance and risk management at The Warranty Group (now part of Assurant). From 2005 to 2012, Ms. Du served as Co-Chair of the APAC Practice Group at Freeborn & Peters (now part of Smith, Gambrell & Russell, LLP) and as an attorney at Sonnenschein Nath & Rosenthal, LLP (now Dentons LLP), advising on cross-border transactions, securities, M&A, financing, compliance, and other complex matters.

Ms. Du holds a JD degree from the University of Missouri-Kansas City School of Law, an MA degree from the University of Georgia, and a Bachelor of Law degree from Sun Yat-Sen University Law School. She is admitted to practice law in multiple U.S. jurisdictions and China.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber attacks; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the SEC and the United States Attorney’s Office for the Northern District of Illinois; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; impact on the global economy of the war in Ukraine; prospects of a recession, or recent and potential future disruptions in access to bank deposits or lending commitments due to bank failure; the impact of supply chain interruptions and raw material shortages; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Kenneth Li

Chief Financial Officer

kli@psiengines.com

630-284-9719